Exhibit 10.1
COMPASS BANCSHARES, INC.
PERFORMANCE UNIT AWARD AGREEMENT
     THIS PERFORMANCE UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of                     , 20___ by and between Compass Bancshares, Inc., a Delaware corporation (the “Corporation”), Compass Bank as employer (“Compass”), and                                          (the “Participant”).
     Pursuant to the terms of the Corporation’s ___ Incentive Compensation Plan (the “Plan”), the Participant has been awarded certain Performance Units, as described herein. The award is conditioned upon the execution and delivery by the Corporation and the Participant of this Agreement setting forth the terms and conditions applicable to such award.
     In consideration of the mutual covenants and obligations of the parties contained herein and in the Plan, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Capitalized terms not defined herein shall have the meaning given them in the Plan.
     2. Award. Pursuant to the terms of the Plan, the Corporation hereby awards to the Participant, effective as of                     , 20___,                      Performance Units, each with a value of $___, subject to the terms, conditions and restrictions described in this Agreement and in the Plan (the “Performance Units”).
     3. Payments. All, or some portion, of the Performance Units will be paid, in the amount of $___ each, upon the Committee’s determination that all, or some portion, of the performance goals listed herein have been achieved. The determination of the Committee shall be made on or before ___, 20___ (the “Determination Date”). Performance Units will be paid based on the following formula:
     4. Termination of Employment. If the Participant’s employment is terminated prior to the Determination Date, the Participant shall forfeit his rights to the Performance Units.
     5. Interpretation. The authority to manage and control this Agreement shall be vested in the Committee, and the Committee shall have all powers and discretion with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee, and any decision made by the Committee with respect to the Agreement, shall be final, conclusive, and binding on all parties.
     In determining whether the                                          targets have been met, the goals provided in Section 3 may be adjusted to account for unusual or extraordinary items, but only if the adjustment makes payment of Performance Units more likely.
     In determining whether the                      target has been met, actual                      shall be interpolated, so long as the                      are within the applicable range. The Committee shall have the power to reduce or eliminate the payment of Performance Units but may not increase the payment.
     Notwithstanding any provision in this Agreement, the terms of this Agreement shall be subject to the terms of the Plan, and this Agreement is subject to all interpretations, amendments, rules, and regulations promulgated by the Committee from time to time pursuant to the Plan.
     6. Acceptance by the Participant.
     By executing this Agreement, the Participant acknowledges that he has received and has read, understood and accepted all of the terms, conditions and restrictions of this Agreement and the Plan.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPASS BANCSHARES, INC.

By:

Name:
Title:

COMPASS BANK

By:

Name:
Title:

WITNESS:	PARTICIPANT:

Printed Name

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